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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 25th day of April, 2005 by and between Frank P. Filipps (the "Executive") and CMH Holdings, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to obtain employment with the Company; and

     WHEREAS, in connection with the execution and delivery of this Agreement, the parties hereto are simultaneously entering into an Employee Agreement in the form attached as EXHIBIT A hereto (the "Employee Agreement").

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1.   EFFECTIVE DATE; TERM OF EMPLOYMENT. Subject to the provisions of
Section 5, the Company agrees to employ Executive and Executive agrees to become an employee and perform services for the Company, upon the terms and conditions hereinafter set forth. Executive's employment pursuant to this Agreement shall commence as soon as possible after Executive terminates his current employment (the "Effective Date") and shall continue in effect thereafter indefinitely unless terminated by either party in accordance with Section 5.

     2. DUTIES; EXTENT OF SERVICE. During Executive's employment under this Agreement, Executive (a) shall serve as an employee of the Company with the title and position of Chairman of the Board of Directors and Chief Executive Officer, reporting to the Board of Directors of the Company, (b) shall have general supervision and control of the Company's business and shall have such other powers and shall perform such other duties as the Board of Directors may from time to time designate, PROVIDED THAT, in all cases Executive shall be subject to the oversight and supervision of the Board of Directors of the Company in the performance of his duties, (c) upon the request of the Board of Directors of the Company, shall serve as an officer and/or director of any of the Company's subsidiaries, and (d) shall render all services reasonably incident to the foregoing. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive's reasonable best efforts in, and shall devote Executive's full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Executive's duties and responsibilities hereunder. The foregoing, however, shall not be construed as preventing Executive from engaging in religious, charitable or other community or non-profit activities, or from serving on the boards of directors of Impac Mortgage Holdings, Inc. (or the audit committee thereof) or Primus Guaranty, Ltd. (or the compensation committee thereof), in each case in a manner consistent in nature with Executive's past and current involvement in such activities and that does not impair Executive's ability to fulfill Executive's duties and responsibilities under this Agreement or the Employee Agreement. The Executive confirms that he is not subject to any agreement or obligations that would conflict with his employment by the Company hereunder as of the Effective Date.

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     3.   SALARY AND BONUS.

          (a) During Executive's employment under this Agreement, the Company shall pay Executive a base salary (the "Base Salary"), which initially shall be paid at a rate of $500,000 per annum. Such Base Salary shall be reviewed annually by the Board of Directors or Compensation Committee, and shall be increased (but not decreased) annually each April 1 by a percentage equal to the greater of (i) the official United States Consumer Price Index for the immediately preceding calendar year, or (ii) such other percentage as may be determined by the Board of Directors or Compensation Committee. Such Base Salary shall be subject to withholding under applicable law, shall be pro rated for partial years and shall be payable in periodic installments in accordance with the Company's usual payroll practice for executive officers of the Company as in effect from time to time.

          (b) For each complete fiscal year of employment, Executive shall be eligible to receive a bonus based upon the Company's achievement of financial targets and Executive's achievement of individual goals, such targets and goals to be established by the Board of Directors or the compensation committee of the Board of Directors (each, a "Bonus"). For the fiscal year ending December 31, 2005, Executive shall be eligible to receive a Bonus, which shall be targeted at $500,000 and with potential of up to $750,000, which Bonus shall be prorated based on the actual Effective Date of this Agreement. Each Bonus shall be subject to applicable withholding and shall be paid to Executive at such time as the Company pays bonuses to its employees generally, provided Executive must be employed by the Company on December 31 of a given year in order to receive a Bonus for such year (or portion thereof) except as provided in Section 5.

     4.   BENEFITS.

          (a) During Executive's employment under this Agreement, Executive shall be eligible to participate in any and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits, including equity grant plans, as may be in effect from time to time for executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby), and (ii) generally applicable policies of the Company. Executive shall be eligible to participate in all such plans and other benefits as of the Effective Date

          (b) In accordance with its applicable plan documents and law, the Company will grant options and sell restricted equity to Executive as one component of his total compensation package. All policies applicable to such equity shall be determined by the Company's Board of Directors or its Compensation Committee. In furtherance of the foregoing:

               (i) The Company shall sell to Executive, as of the Effective Date, shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") subject to repurchase rights ("Time-Based Restricted Stock") and/or an option to purchase shares of Common Stock ("Time-Based Option" and, together with Time-Based

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     Restricted Stock, the "Initial Awards"), which Initial Awards shall represent 3.0% of the outstanding shares of capital stock of the Company determined on a fully diluted basis as of the Effective Date, or 1,562,500 shares, and shall vest as provided in the Restricted Stock Agreement and the Incentive Stock Option Agreement referred to below. The relative proportion of restricted stock and option shall be as selected by the Executive prior to the Effective Date.

               (ii) The Company shall sell to Executive, as of the Effective Date, shares of Common Stock, subject to repurchase rights ("Performance-Based Restricted Stock") and/or an option to purchase shares of Common Stock ("Performance-Based Option" and, together with Performance-Based Restricted Stock, the "Performance Awards"), which Performance Awards shall represent 1.0% of the outstanding shares of capital stock of the Company determined on a fully diluted basis as of the Effective Date, or 520,833 shares, and shall vest as provided in the Restricted Stock Agreement and the Incentive Stock Option Agreement referred to below. The relative proportion of restricted stock and option shall be as selected by the Executive prior to the Effective Date.

               (iii) The option exercise price and the purchase price for the restricted stock shall be the fair market value of the Common Stock on the Effective Date as determined by an independent appraiser hired by the Company.

The Initial Awards and the Performance Awards shall be subject to the terms and provisions of the Company's 2005 Stock Option and Grant Plan (the "Plan"), a copy of which has previously been delivered to Executive, as well as to the additional terms and provisions, including vesting and acceleration terms, set forth in that certain Restricted Stock Agreement attached hereto as EXHIBIT B and that certain Incentive Stock Option Agreement attached hereto as EXHIBIT C, which Executive will be required to sign as a condition to such grants.

          (c) During Executive's employment under this Agreement, Executive shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time; provided, however, that Executive shall have a minimum of four (4) weeks of paid vacation.

          (d) The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive during Executive's employment hereunder in accordance with the Company's practices for executive officers of the Company, as in effect from time to time.

          (e) Compliance with the provisions of this Section 4 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

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     5.   TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of Section 1, Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 5.

          (a) TERMINATION BY THE COMPANY FOR CAUSE. Executive's employment under this Agreement may be terminated for cause without further liability on the part of the Company or any affiliate thereof effective immediately upon a vote of the Board of Directors of the Company and written notice to Executive. Only the following shall constitute "cause" for such termination:

               (i) Any act, whether or not involving the Company or any of its affiliates or their respective businesses, of fraud or gross misconduct or harassment;

               (ii) Any act of dishonesty or illegality, in any such case, materially and adversely affecting the Company;

               (iii)  The indictment of Executive for any crime;

               (iv) The commission, in the reasonable judgment of the Board of Directors of the Company, of an act involving a violation of procedures or policies of the Company which are material to the Company;

               (v) A material and sustained failure of Executive to perform the duties and responsibilities assigned or delegated under this Agreement, which such failure continues for thirty (30) days after written notice has been given to the Executive by the Board of Directors;

               (vi) Gross negligence or willful misconduct by Executive with respect to the Company or any affiliate of the Company; or

               (vii) A breach by Executive of any of Executive's obligations under the Employee Agreement.

          (b) TERMINATION BY EXECUTIVE OTHER THAN FOR GOOD REASON. Executive's employment under this Agreement may be terminated by Executive without further liability on the part of Executive (other than with respect to those provisions of this Agreement expressly surviving such termination) by written notice to the Board of Directors at least ninety (90) days prior to such termination.

          (c) TERMINATION BY EXECUTIVE FOR GOOD REASON. Subject to the payment of Termination Benefits pursuant to Section 5(e) below, Executive's employment under this Agreement also may be terminated by Executive for Good Reason (as defined below) (which termination must be within one hundred twenty (120) days of the occurrence of the event or events giving rise to such Good Reason) by written notice to the Board of Directors setting forth such Good Reason and (in the case of clauses (i) and (ii) of the definition of Good Reason, below) giving the Company a reasonable period of time, not less than ten (10) business days, to eliminate and cure such Good Reason. For purposes of this Agreement, "Good Reason" shall

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mean the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties under this Agreement; (ii) a reduction in Executive's annual Base Salary (other than in connection with an across-the-board reduction affecting all, or substantially all, of the Company's executive officers); and (iii) 365 days following a Sale Event (as defined in EXHIBIT D hereto). It is expressly agreed and understood that if Executive's employment is terminated by Executive for Good Reason as provided in this
Section 5(c), it shall not impair or otherwise affect Executive's Continuing Obligations (as defined below).

          (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. Subject to the payment of Termination Benefits pursuant to Section 5(e), Executive's employment under this Agreement may be terminated without cause by the Company by a vote of the Board of Directors of the Company upon not less than 90 days prior written notice to Executive. It is expressly agreed and understood that if Executive's employment is terminated by the Company without cause as provided in this
Section 5(d), it shall not impair or otherwise affect Executive's Continuing Obligations.

          (e) CERTAIN TERMINATION BENEFITS. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Executive's employment with the Company pursuant to Section 5(c) or Section 5(d) above, the Company shall provide to Executive the following termination benefits, subject to receipt of the general release described below ("Termination Benefits"):

               (i) Payment of a lump sum amount, subject to withholding under applicable law, equal to (A) in the event the Company's initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933 (the "IPO") or a Sale Event has not occurred, the sum of Executive's Base Salary and target bonus as in effect on the date of termination, or (B) in the event the IPO or a Sale Event has occurred, two hundred percent (200%) of the sum of Executive's Base Salary and target bonus as in effect on the date of termination;

               (ii) Payment of a pro rated portion of Executive's target bonus for the year in which termination occurs; and

               (iii) Continuation of group health and dental plan benefits with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the date of termination, for one year after the date of termination in the event an IPO or Sale Event has not occurred prior to the date of such termination, or for two (2) years after the date of termination in the event an IPO or Sale Event has occurred prior to the date of termination.

The Company shall have the right to terminate the Termination Benefits set forth in Section 5(e)(ii) and demand a refund of the cash severance paid under Section 5(e)(i) in the event that Executive fails to comply with Executive's Continuing Obligations (as defined in Section 5(i)).

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The Company's liability under Section 5(e)(i) shall be reduced by the amount of any severance pay paid to Executive pursuant to any severance pay plan of the Company. Notwithstanding the foregoing, nothing in this Section 5(e) shall be construed to affect Executive's right to receive COBRA continuation entirely at Executive's own cost to the extent that Executive may continue to be entitled to COBRA continuation after Executive's right to cost sharing under Section 5(e)(ii) ceases. The Company and Executive agree that the Termination Benefits paid by the Company to Executive under this Section 5(e) shall be in full satisfaction, compromise and release of any claims arising out of any termination of Executive's employment pursuant to Section 5(c) or Section 5(d), and that the payment of the Termination Benefits shall be contingent upon Executive's delivery of a general release effectuating such full satisfaction, compromise and release, in favor of the Company and its affiliates of any and all claims upon any such termination, which general release shall be effective upon termination of employment and shall be in a form reasonably satisfactory to the Company, it being understood that no Termination Benefits shall be provided unless and until Executive executes and delivers such release.

          (f) DISABILITY. If Executive shall be disabled so as to be unable to perform the essential functions of Executive's then existing position or positions under this Agreement with or without reasonable accommodation, which disability has lasted or is reasonably expected to last for more than one-hundred twenty (120) days, the Board of Directors may remove Executive from any responsibilities and/or reassign Executive to another position with the Company for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, Executive shall continue to receive Executive's full Base Salary (less any disability pay or sick pay benefits to which Executive may be entitled under the Company's policies) and benefits under Section 4 of this Agreement (except to the extent that Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of up to one year, and Executive's employment may be terminated by the Company at any time thereafter. In the event of such termination, the Company shall have no further obligations except to make Executive's accrued Base Salary and benefit payments contemplated by this Section 5(f) through the date of such termination plus a pro rated portion of Executive's target bonus for the year in which termination occurs. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive's then existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician (local to the Company's principal offices) selected by the Company to whom Executive or Executive's guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on Executive. Nothing in this
Section 5(f) shall be construed to waive Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 ET SEQ. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 ET SEQ.

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          (g)  DEATH. Executive's employment and all obligations of the Company hereunder shall terminate in the event of the death of the Executive other than any obligation to pay earned but unpaid Base Salary plus a pro rated portion of Executive's target bonus for the year in which termination occurs.

          (h) EQUITY RIGHTS. Executive's rights with respect to the Initial Awards and the Performance Option will be as set forth in the applicable agreements relating thereto.

          (i) CONTINUING OBLIGATIONS. Notwithstanding termination of this Agreement as provided in this Section 5 or any other termination of Executive's employment with the Company, Executive's obligations under the Employee Agreement (collectively, the "Continuing Obligations"), which are integral parts of Executive's employment arrangements hereunder, shall survive, in accordance with their terms, any termination of Executive's employment with the Company at any time and for any reason.

     6.   SECTION 280G GROSS UP PAYMENT.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

          (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the date of termination of Executive's employment under this agreement, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive's residence on the date of termination of Executive's employment under this agreement, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 6(b), shall be paid to Executive within five
(5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, the Company shall

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furnish Executive with an opinion of counsel that failure to report the Excise
Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 6(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in Section 6(c), shall be promptly paid by the Company to or for the benefit of Executive.

          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

               (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the

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     taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     7. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

     To the Company:               CMH Holdings, Inc.
                                   2 Corporation Drive
                                   Shelton, Connecticut  06484
                                   Attention: Steven Cohen
                                   Facsimile No.: (203) 926-5757

     To Executive:                 Frank P. Filipps
                                   c/o CMH Holdings, Inc.
                                   2 Corporation Drive
                                   Shelton, Connecticut  06484
                                   Attention:  Frank P. Filipps
                                   Facsimile No.: (203) 926-5757

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or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

     8. SCOPE OF AGREEMENT. The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement and the Employee Agreement have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby, and are given as an integral and essential part of the transactions contemplated hereby. Executive has independently consulted with counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by Company and its subsidiaries and affiliates, and represents that such agreements are intended to be, and shall be, fully enforceable and effective in accordance with its terms.

     9. SEVERABILITY. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, it shall be interpreted so as to be enforceable to the maximum extent possible, all as determined by such court in such action. The existence of any claim or cause of action which Executive may have against the Company or any of its subsidiaries or affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

     10. MISCELLANEOUS. This Agreement shall be governed by and construed under the laws of the State of Connecticut, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The parties hereby submit to the exclusive jurisdiction of the Federal and State courts in the State of Connecticut for resolution of any dispute arising under this Agreement, except in the event they may mutually agree to arbitration in connection with any such dispute.

     The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Executive. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof. For purposes of this Agreement, the term "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; a "subsidiary" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an "affiliate" of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

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     11.  LEGAL EXPENSES. The Company hereby agrees to reimburse Executive for expenses incurred in connection with the negotiation of this Agreement and related agreements in an amount not to exceed $15,000. The Company also agrees to reimburse Executive for expenses incurred in any successful assertion of his rights under this Agreement or the agreements relating to the Initial Awards or the Performance Awards.


                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement under seal as of the date first set forth above.


                                       CMH HOLDINGS, INC.


                                       By:/s/ Stephen M. Lamando
                                          ----------------------------------
                                       Name:  Stephen M. Lamando
                                       Title: President


                                       EXECUTIVE:


                                       /s/ Frank P. Filipps
                                       -------------------------------------
                                        Frank P. Filipps

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